EXHIBIT 99



           DEFINITIVE PROXY STATEMENT, NOTICE OF ANNUAL MEETING AND
                     FORM OF PROXY FOR THE ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD APRIL 21, 1998

<FIRST KEYSTONE CORPORATION LOGO - 1K>     First Keystone Corporation

                                                 111 West Front Street
                                          Berwick, Pennsylvania  18603








                                March 27, 1998







DEAR SHAREHOLDER:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of First Keystone Corporation to be held on Tuesday, April 21, 1998, at 9:00 a.m., prevailing time. The Annual Meeting this year will be held at the main office of The First National Bank of Berwick, 111 West Front Street, Berwick, Pennsylvania, 18603.

     The Notice of the Annual Meeting and the Proxy Statement on the following pages address the formal business of the meeting. The formal business schedule includes: the election of three (3) Class B Directors, the proposal to amend Article 5 of the Articles of Incorporation to increase the number of authorized shares of common stock, the proposal to adopt the First Keystone Corporation 1998 Stock Incentive Plan and the ratification of the selection of the independent auditors for 1998. At the meeting, members of the Corporation's management will review the Corporation's operations during the past year and be available to respond to questions.

     We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you sign, date and return the accompanying Proxy as soon as possible, in the postage prepaid envelope. If you do attend the meeting and wish to vote in person, you must give written notice thereof to the Secretary of the Corporation so that your Proxy will be superseded by any ballot that you submit at the meeting.

                                 Sincerely,


                                 /s/ J. Gerald Bazewicz
                                 J. Gerald Bazewicz
                                 President

<BLANK PAGE>

<BLANK PAGE>

                          FIRST KEYSTONE CORPORATION


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 21, 1998


TO THE SHAREHOLDERS OF FIRST KEYSTONE CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of FIRST KEYSTONE CORPORATION (the "Corporation") will be held at 9:00 a.m., prevailing time, on Tuesday, April 21, 1998, at the main office of The First National Bank of Berwick, 111 West Front Street, Berwick, Pennsylvania 18603, for the following purposes:

     1. To elect three (3) Class B Directors to serve for a three-year term and until their successors are elected and qualified;

     2. To consider and act upon a proposal to amend Article 5 of the Articles of Incorporation to increase the number of authorized shares of common stock from three million to ten million shares;

     3.  To consider and act upon a proposal to approve the First
Keystone Corporation 1998 Stock Incentive Plan, as described in the accompanying Proxy Statement;

     4. To ratify the selection of J. H. Williams & Co. as the independent auditors for the Corporation for the year ending December 31, 1998; and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     In accordance with the By-laws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on March 10, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1997 is being mailed with this Notice. Copies of the Corporation's Annual Report for the 1996 fiscal year may be obtained at no cost by contacting J. Gerald Bazewicz, President, 111 West Front Street, Berwick, Pennsylvania, 18603, telephone: (717) 752-3671.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Corporation.

                              By Order of the Board of Directors,



                              /s/ J. Gerald Bazewicz
                              J. Gerald Bazewicz, President



March 27, 1998

            PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS OF FIRST KEYSTONE CORPORATION TO BE HELD ON APRIL 21, 1998


                                   GENERAL

Introduction, Date, Time and Place of Annual Meeting

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of FIRST KEYSTONE CORPORATION (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 21, 1998, at 9:00 a.m., prevailing time, at the main office of The First National Bank of Berwick, 111 West Front Street, Berwick, Pennsylvania, 18603, and at any adjournment or postponement of the Annual Meeting.

     The principal executive office of the Corporation is located at The First National Bank of Berwick (the "Bank"), 111 West Front
Street, Berwick, Pennsylvania, 18603. The telephone number for the Corporation is (717) 752-3671. All inquiries should be directed to J. Gerald Bazewicz, President of the Corporation. The Bank is a wholly-owned subsidiary of the Corporation.

Solicitation and Voting of Proxies

     This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about March 27, 1998.

     Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the election of the nominees for Class B Director named below, FOR the proposal to amend
Article 5 of the Articles of Incorporation to increase the number of authorized shares of common stock, FOR the proposal to adopt the First Keystone Corporation 1998 Stock Incentive Plan (the Plan ) and FOR the ratification of the selection of J. H. Williams & Co. as the independent auditors for the Corporation for the year ending December 31, 1998. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Corporation. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the use of the mails, certain directors, officers and employees of the Corporation and the Bank may solicit proxies personally, by telephone, telegraph and telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request therefor, the Corporation will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

     A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted only: (1) by giving written notice of revocation to John L. Coates, Secretary of First Keystone Corporation, at 111 West Front Street, Berwick, Pennsylvania, 18603; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation; or (3) by voting in person after giving written notice to the Secretary of the Corporation.


Proxy Statement                                                Page 1

Voting Securities, Record Date and Quorum

     At the close of business on March 10, 1998, the Corporation had outstanding 2,933,727 shares of common stock, par value $2.00 per share, the only issued and outstanding class of stock (the "Common Stock"). The Corporation has 500,000 shares of preferred stock, par value $10.00 per share, authorized. As of March 10, 1998, none of the shares of preferred stock were issued.

     Only holders of Common Stock of record at the close of business on March 10, 1998, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each shareholder is entitled to one vote for each share of Common Stock outstanding on the record date.

     Under Pennsylvania law and the By-laws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Pursuant to Article 3, Section 3.1, of the By-laws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders on such matter is required for the approval and adoption of the amendment to Article 5 of the Articles of Incorporation, for the approval and adoption of the Plan and for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not votes cast and therefore do not count either for or against the approval and adoption or ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the majority is calculated.


            PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

Principal Owners

     The following table sets forth, as of March 10, 1998, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned. The footnotes to this table follow the "Beneficial Ownership by Officers, Directors and Nominees" table, found immediately hereafter.


Page 2                                                Proxy Statement


                                     Shares         Percent of Outstanding
                                  Beneficially           Common Stock
 Name and Address                  Owned <F1>         Beneficially Owned


Robert J. Wise                   197,082 <F4>                 6.72%
115 West Third Street
Berwick, PA  18603

Berbank                          295,929 <F5>                10.09%
First National Bank of
Berwick Trust Department

Robert E. Bull                   206,433 <F6>                 7.04%
323 West Fourth Street
Nescopeck, PA  18635

Frederick E. Crispin, Jr.        148,617 <F8>                 5.07%
3
Cedarbrook
 Terrace
Princeton, NJ  08540



Beneficial Ownership by Officers, Directors and Nominees

     The following table sets forth as of March 10, 1998, the amount and percentage of the Common Stock beneficially owned by each director, each nominee and all officers, directors and nominees of the Corporation as a group. All shares are individually owned by the reporting person unless otherwise indicated.




Name of Individual                  Amount and Nature of        Percent
or Identity of Group                Beneficial Ownership       of Class
                                       <F1> <F2> <F3>            <F7>


Nominee for Class B Directors
(to serve until 2001)
And a Current Class B Director

John Arndt                                 4,836 <F9>              --
J. Gerald Bazewicz                        10,848 <F10>             --
Robert E. Bull                           206,433 <F6>             7.04%

Class C Directors
(to serve until 1999)

John L. Coates                             7,029 <F11>             --
Dudley P. Cooley                           3,993                   --
Stanley E. Oberrender                      4,791                   --

Class A Directors
(to serve until 2000)


Budd
 L. Beyer                                 37,932                  1.29%
Frederick E. Crispin, Jr.                148,617 <F8>             5.07%
Robert J. Wise                           197,082 <F4>             6.72%


All Officers, Directors and              624,753                 21.29%
Nominees as a Group
(10 Persons in Total)


Proxy Statement                                                  Page 3



<F1>
The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 10, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

<F2>
Does not include Common Stock held in fiduciary accounts under the control of the Bank's Trust Department.

<F3>
Information furnished by the directors and the Corporation.

<F4>
Includes 177,321 shares held individually by Mr. Wise and 19,761 shares held jointly with his spouse.

<F5>
Nominee registration for the Common Stock held by the Trust Department of the Bank on behalf of various trusts, estates and other accounts for which the Bank acts as fiduciary with sole voting and dispositive power over
248,421 shares and as fiduciary with shared voting and dispositive power
over 47,508 shares. Total does not include 29,886 shares held by the Trust Department of the Bank for which the Bank does not have sole voting or dispositive power. The Trust Department intends to cast all shares under its voting power FOR the election of the nominees for director named below FOR the proposal to amend Article 5 of the Articles of Incorporation to increase the number of authorized shares of common stock, FOR the proposal to adopt the First Keystone Corporation 1998 Stock Incentive Plan ( the
 Plan ) and FOR the ratification of J. H. Williams & Co. as the independent auditors of the Corporation.

<F6>
Includes 145,857 shares held individually by Mr. Bull, 9,981 shares held by Bull, Bull & Knecht, a law firm of which Mr. Bull is a partner, and 50,595 shares held by the Sara Bull Trust.

<F7>
Less than one percent (1%) unless otherwise indicated.

<F8>
Includes 15,972 shares held individually by Mr. Crispin, 7,986 shares held individually by his spouse and 124,659 shares held by Frederick E. Crispin Trust in which Mr. Crispin is trustee.

<F9>
Includes 3,159 shares held individually by Mr. Arndt, 357 shares held individually by his spouse, and 1,320 shares held by Arndt Insurance Profit Sharing.

<F10>
Includes 7,329 shares held individually by Mr. Bazewicz, 2,055 shares held jointly with his spouse, 474 shares held individually by his spouse, 660 shares held jointly with his children and 330 shares held as Custodian for the benefit of his children.

<F11>
Includes 5,433 shares held individually by Mr. Coates and 1,596 shares held jointly with his spouse.




                            ELECTION OF DIRECTORS

     The By-laws of the Corporation provide that the Corporation's business shall be managed by its Board of Directors. Section 10.2 of the By-laws provides that the number of directors that shall constitute the whole Board of Directors shall not be less than seven nor more than twenty-five and that the Board of Directors shall be classified into three classes, each class to be elected for a term of three years. Within the foregoing limits, the Board of Directors may, from time to time, fix the number of directors and their respective classifications. No person shall serve as a director after he or she has attained the age of seventy (70) years, with the exception of Messrs. Beyer, Bull, Crispin, and Wise. Pursuant to Section 11.1 of the By-laws, vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by the


Page 4                                                Proxy Statement
appointment of a replacement by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he or she was appointed.

     In accordance with Section 10.3 of the By-laws, at the 1998 Annual Meeting of Shareholders, three (3) Class B Directors shall be elected to serve for a three-year term and until their successors are elected and qualified. Therefore, the By-laws provide for a classified Board of Directors with staggered three-year terms of office.

     Unless otherwise instructed, the
Proxyholders
 will vote the
Proxies received by them for the election of the three nominees named below. If any nominee should become unavailable for any reason, Proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe that the nominees named will be unable to serve, if elected. Any vacancy occurring on the Board of Directors of the Corporation for any reason may be filled by the appointment of a replacement by a majority of the directors then in office and the replacement shall serve until the expiration of the term of the vacancy.

     There is no cumulative voting for the election of directors. Each shareholder is entitled to one vote for each share of Common Stock outstanding on the record date. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the three directors in the class to be elected.


         INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table contains certain information with respect to the executive officers, nominees for Class B Director whose term expires in 2001 and the current Class B Directors whose term expires in 1998, and the Class C Directors and Class A Directors whose terms expire in 1999 and 2000, respectively:



                                      Principal Occupation
                                       for Past Five Years      Director
Name and                Age as of       and Position Held         Since
Current                 March 10,       with Corporation       Corporation
Committees                1998              and Bank              /Bank


            NOMINEES FOR CLASS B DIRECTOR WHOSE TERM EXPIRES IN 2001
                                      AND
              CURRENT CLASS B DIRECTORS WHOSE TERM EXPIRES IN 1998


John  Arndt                 36       Owner of Arndt              1995/1995
Committees 2,3,4,7,8                 Insurance Agency
                                     (General insurance)

J. Gerald Bazewicz          49       President of the
Committees 1,2,3,4,                  Corporation                 1986/1986
5,7,8                                and the Bank

Robert E. Bull              75       Attorney, Bull,             1983/1956
Committees 1,3,4,5,                  Bull & Knecht;
6,7,8                                Chairman of the
                                     Corporation
                                     and the Bank


Proxy Statement                                                  Page 5




                  CLASS C DIRECTORS WHOSE TERM EXPIRES IN 1999

John L. Coates              61       Owner, Tri-County           1987/1987
Committees 1,3,5,6                   True Value Hardware
                                     and Tri-County
                                     True Value Lumber
                                     Secretary of the
                                     Corporation
                                     and the Bank

Dudley P. Cooley            59       Personal Financial          1987/1987
Committees 3,6,7                     Consultant; Former
                                     Controller, Wise Foods,
                                     Borden, Inc. (Snack
                                     food processor)

Stanley E. Oberrender       56       Owner,
Suntex
     1987/1987
Committees 3,4,6,7,8                 (Dry cleaning)




                  CLASS A DIRECTORS WHOSE TERM EXPIRES IN 2000


Budd
 L. Beyer                   70       Investor; Former            1983/1976
Committees 1,2,4,5,7                 President, Sunshine
                                     Textiles Service, Inc.
                                     (Dry Cleaning, Laundry
                                     and Linen Rental)

Frederick E. Crispin, Jr.   66       Financial Consultant,       1983/1964
Committees 1,3,4,5,6
F.E.
 Crispin &
                                     Associates

Robert J. Wise              68       Retired, former investor    1983/1967
Committees 1,2,4,5,7,8               investor Vice Chairman
                                     of the Corporation and
                                     the Bank


     Committee 1 - Executive Committee This committee exercises the authority of the Board of Directors in the management of the business of the Bank between the dates of regular meetings of the Board of Directors. This committee did not meet in 1997.

     Committee 2 - Trust Committee This committee ensures that all trust activities of the Bank are performed in a manner that is consistent with the legal instrument governing the account, prudent trust administration practices, and approved trust policy. This committee met twelve (12) times in 1997.

     Committee 3 - Asset/Liability Committee This committee reviews asset/liability committee reports and provides support and discretion in managing the Bank's net interest income, liquidity, and gap positions. This committee met four (4) times in 1997.

     Committee 4 - Marketing Committee This committee provides guidance to management in formulating marketing and sales plans and programs and to assist in evaluating the performance of the Bank relative to plans. This committee met four (4) times in 1997.

     Committee 5 - Loan Administration Committee This committee monitors loan review and compliance activities. Also, the committee ensures that loans are made and administered in accordance with the Loan Policy. This committee met four (4) times in 1997.




Page 6                                                  Proxy Statement



     Committee 6 - Audit Committee This committee recommends the appointment of the independent certified public accountant to examine the affairs of the Bank. Also, the committee reviews findings of the auditor and ensures an independent, effective audit function. This committee met two (2) times in 1997.

     Committee 7 - Human Resources Committee This committee helps ensure that a sound human resources management system is developed and maintained. This committee also acts as the Compensation Committee for the Bank and related Corporation officers. This committee met one (1) time in 1997.

     Committee 8 - Building Committee This committee makes recommendations to the Board relating to the Bank's physical assets, including both current and proposed physical assets. This committee met two (2) times in 1997.



     The aforementioned committees are committees of the Bank and not of the Corporation.

     During 1997, the Bank's Board of Directors held twenty-seven (27) meetings and the Corporation's Board of Directors held five (5) meetings. Each of the Directors attended at least 75% of the combined total number of meetings of the Corporation's and the Bank's Board of Directors and the committees of which he is a member.

     The Board of Directors of the Corporation has at present no standing committees. The Corporation does not have a nominating committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the Corporation's By-laws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the Corporation in writing not less than forty-five (45) days prior to the date of any meeting of shareholders called for the election of directors.


                      SECTION 16(A) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent (10%) of the registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission
( SEC ). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 1997, through December 31, 1997, its officers and directors were in compliance with all filing requirements applicable to them.


                        COMPENSATION COMMITTEE REPORT
                          OF EXECUTIVE COMPENSATION

     The Corporation s Executive Compensation Policy is to provide executives of First Keystone Corporation's subsidiary, The First National Bank of Berwick, with a competitive compensation package that attracts and retains qualified executives while placing a portion of total pay at risk. The at risk portion is paid as a cash bonus and is earned through the achievement of overall annual earnings objectives. This helps align executive management's interest with those of shareholders since generally, the higher the net income for the year, the larger the bonuses paid to executive management.


Proxy Statement                                                Page 7

     Compensation for executive officers of The First National Bank of Berwick is determined by the Board of Directors. With regard to the compensation paid to executive officers other than the Chief Executive Officer, the Board of Directors considers information provided by the Chief Executive Officer as to each executive officer's level of individual performance, contribution to the organization, and salary history. With regard to the compensation paid to the Chief Executive Officer, the Board of Directors, with Mr. Bazewicz not being present, considers his performance level, the results of management decisions made by him, and the earnings of the organization. No particular weight is assigned to any of the foregoing individual performance factors. The executive compensation established by the Board of Directors is based on its overall subjective assessment of the value of the services provided by each executive officer with consideration to the performance factors discussed in this paragraph and peer group compensation information.

     The peer group of banks chosen by the Board of Directors for purposes of making a comparative analysis of executive compensation does not include all of the same banks incorporated in the peer group established to compare shareholder returns as indicated in the Performance Graph included in this proxy statement. The Board of Directors uses data from compensation surveys of the banking industry to assist in determining executive pay. This group of Pennsylvania banking organizations bears no direct relationship to those banking organizations represented in the Performance Graph.

     The Board of Directors believes Plan to be voted on by shareholders will provide a long-term incentive program to further link compensation and performance of First Keystone Corporation employees. The Board of Directors believes that stock option awards provide a vehicle for long-term incentive compensation through financial rewards dependent on future increases in the market value of the Corporation's stock. Thus, executive officers are encouraged to manage the Corporation with a view toward maximizing long-term shareholder value.


                              BOARD OF DIRECTORS

   Robert E. Bull, Chairman
                                         Budd
                                          L. Beyer
   Robert J. Wise, Vice Chairman         Dudley P. Cooley
   J. Gerald Bazewicz, President         Frederick E. Crispin, Jr.
   John L. Coates, Secretary             Stanley E. Oberrender
   John E. Arndt


                            EXECUTIVE COMPENSATION

     Shown below is information concerning the annual compensation for services rendered in all capacities to the Corporation and the Bank for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were ( i
) the Chief Executive Officer during 1997, and (ii) the other four most highly compensated executive officers of the Corporation and the Bank to the extent such persons' total annual salary and bonus exceeded $100,000 at December 31, 1997.


Page 8                                                 Proxy Statement

                           SUMMARY COMPENSATION TABLE


                                        Annual Compensation


       (a)                 (b)         (c)            (d)          (e)
                                                                  Other
                                                                 Annual
   Name and                                                      Compen-
   Principal                         Salary          Bonus       sation
   Position               Year      ($) <F1>       ($) <F2>        ($)

J. Gerald Bazewicz        1997       126,800        27,972         0
President and Chief       1996       116,800        35,397         0
Executive Officer         1995       108,100        22,553         0
of the Corporation
and the Bank



                             Long-Term Compensation

                                Awards              Payouts

                             (f)          (g)        (h)          (i)

                         Restricted                            All Other
   Name and                 Stock      Options/     LTIP        Compen-
   Principal              Award(s)       SARs      Payouts      sation
   Position                  ($)          (#)        ($)          ($)
                                                                 <F3>

J. Gerald Bazewicz           0             0         0         40,003
President and Chief          0             0         0         13,701
Executive Officer            0             0         0         17,274
of the Corporation
and the Bank

<F1>
Amounts shown consist of base salary and fees for attendance at Board of Directors meetings of $9,800 in 1997, $9,800 in 1996, and $8,100 in 1995.

<F2>
Bonus information is reported by the year in which earned.

<F3>
Amounts shown include contributions to the Bank's 401(K) Plan of $15,872 for 1997, $13,701 for 1996, and $17,274 for 1995. The amount for 1997 includes the first year accrual to the Bank's Supplemental Employee Retirement Plan (
SERP
) of $22,803 and the premiums on term life insurance relative to the
SERP
 of $1,328 in 1997. See Other Executive Benefits on next page.



Retirement Plan

     The Corporation does not have a retirement or pension plan. The Bank maintains a 401(K) Plan which has a combined tax qualified savings feature and profit sharing feature (the "Plan"). The Plan provides benefits to employees who have completed at least one year of service and are at least 21 years of age. The Plan agreement provides that the Bank will match employee deferrals to the Plan not to exceed 3% of their respective eligible compensations. Additionally, the Bank may make a discretionary contribution annually to the Plan, which when combined with the employee's deferral and Bank's matching contributions, cannot exceed 15% of total eligible compensation. Contributions made by the Bank to the Plan are allocated to participants in the same portions that each participant's compensation bears to the aggregate compensation of all participants. Each participant in the Plan is one hundred percent (100%) vested at all times. Benefits are payable under the Plan upon termination of employment, disability, death, or retirement. Contributions reflected as expense under this Plan in 1997 and 1996 were:


                                                 1996          1995

Matching contribution to savings plan         $ 59,395      $ 52,892
Contribution to profit sharing plan            151,575       138,818

    Total Expense                             $210,970      $191,710



Proxy Statement                                                 Page 9

     Of the $210,970 total expenses during 1997, $41,633 was credited among the individual accounts of the most highly compensated executive officers of the Bank. Of the $41,633, Mr. Bazewicz was credited with $15,872 and has been a member of the Plan for twelve years.


Other Executive Benefits

     A Supplemental Employee Retirement Plan ( SERP ) was approved and became effective January 7, 1997, covering three of the Bank's executive officers, Mr. Bazewicz, Mr. Saracino, and Mr. Bodle. The SERP, which is a salary continuation agreement, provides that if the executive officer continues to serve as an officer of the Bank until he attains sixty (60) years of age, the Bank will pay him 240 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 60th birthday in the amounts indicated below.

     The salary continuation agreement allows the executive officers to achieve a retirement income percentage that is more consistent with their experience and years of service to the Bank. The plan objective is to provide the executive officers with a final wage replacement ratio of 75% of projected final salary including projected benefits from the Bank 401K, social security, and salary continuation provided through the agreement. The retirement benefit under the salary continuation plan for Messrs. Bazewicz, Saracino, and Bodle will be $3,750 per month, $2,333 per month, and $1,750 per month, respectively. If the executive officer attains sixty (60) years of age, but dies before receiving all of the guaranteed monthly payments, then the Bank will make the remaining payments to the officer's beneficiary. In the event the officer dies while serving as an officer, prior to age sixty (60), then the Bank will remit the guaranteed monthly payment to the officer's beneficiary commencing the month following the Executive's death. In the event of a change of control and the termination of the officer's employment, the guaranteed monthly payments will commence the month following the Executive's termination of service. No benefit shall be paid if the executive officer voluntarily terminates his employment prior to the age of sixty (60).

     The Bank has obtained term life insurance (designating the Bank as the beneficiary) on the life of each participating executive officer in an amount which is intended to cover the Bank's obligation until the expense for the plan is fully accrued, based upon certain actuarial assumptions. In 1997, the Bank expensed
 $60,093 for the
first year accrual of the salary continuation plan for the three executive officers. In addition, $5,474 was paid to cover the first year's premium on the term insurance policies.


Compensation of Directors

     During 1997, the Corporation's Board of Directors received Three Hundred Fifty Dollars ($350.00) for each Director's attendance at the Annual Meeting. Other Corporate Board meetings met concurrently with the Bank's Board and there was no additional compensation paid to Directors. The Bank's Directors received Three Hundred Fifty Dollars ($350.00) for each Directors' meeting attended. Non-employee Directors received a Four Thousand Dollar ($4,000.00) retainer and One Hundred Seventy-Five Dollars ($175.00) for each committee meeting attended. All Directors received a bonus of One Thousand Dollars ($1,000.00). In addition, Chairman Bull received an annual stipend of One Thousand Dollars ($1,000.00) and Vice Chairman Wise and Secretary Coates each received an annual stipend of Seven Hundred Fifty Dollars ($750.00). In the aggregate, the Board of Directors received $158,375.00 for all Board of Directors' meetings and committee meetings attended in 1997, including all fees, bonuses, and stipends paid to all Directors in 1997.


Page 10                                                Proxy Statement

                              PERFORMANCE GRAPH

     The following graph and table compare the cumulative total shareholder return on the Corporation's Common Stock during the period December 31, 1992, through and including December 31, 1997, with (i) the cumulative total return on the SNL Securities Corporate Performance Index <F1> for banks with less than $500 million in total assets in the Middle Atlantic area <F2>, and (ii) the cumulative total return for all United States stocks traded on the NASDAQ Stock Market. The comparison assumes $100 was invested on December 31, 1992, in the Corporation's Common Stock and in each of the indices below and assumes further the reinvestment of dividends into the applicable securities. The shareholder return shown on the graph and table below is not necessarily indicative of future performance.


(Performance Graph omitted)

(The following is a description of the performance graph in tabular format)

                          FIRST KEYSTONE CORPORATION
                           Total Return Performance


                                             Period Ending

                                   12/31/92    12/31/93    12/31/94

First Keystone Corporation          100.00      102.54      116.56
NASDAQ - Total US                   100.00      114.80      112.21
SNL <$500M Bank Index               100.00      130.56      140.42


                                             Period Ending

                                   12/31/95    12/31/96    12/31/97

First Keystone Corporation          128.24      168.76      318.33
NASDAQ - Total US                   158.70      195.19      239.53
SNL <$500M Bank Index               192.09      247.24      421.47


[FN]
<F1>
SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

<F2>
The Middle Atlantic area comprises the states of Delaware, Pennsylvania, Maryland, New Jersey, New York, the District of Columbia and Puerto Rico.



Proxy Statement                                                Page 11

                             CERTAIN TRANSACTIONS

     Other than described below, there have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

     Total loans outstanding from the Corporation and the Bank at December 31, 1997, to the Corporation's and the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,080,963 or approximately 6.54% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. All loans are current and being paid as agreed. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1997 to officers and directors of the Corporation and the Bank as a group was $2,244,288. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 2, 1998, to the above described group was $2,025,362.


                    PRINCIPAL OFFICERS OF THE CORPORATION

     The following table sets forth selected information about the principal officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:


                                                                      Age
                                                       Number        as of
                                     Corporation      of Shares      March
                            Held      Employee      Beneficially      10,
 Name and Position          Since       Since           Owned        1998

Robert E. Bull              1983        <F1>           206,433        75
Chairman of the Board

Robert J. Wise              1996        <F1>           197,082        68
Vice Chairman
of the Board

J. Gerald Bazewicz          1987        1973           10,848         49
President

John L. Coates              1995        <F1>            7,029         61
Secretary

David R. Saracino           1983        1972            3,192 <F2>    53
Treasurer

<F1>
Messrs. Bull, Wise, and Coates are not employees of the Corporation.

<F2>
Includes 2,394 shares of Common Stock held individually by Mr. Saracino and 798 shares of Common Stock held jointly with his spouse.



Page 12                                                Proxy Statement

                        PRINCIPAL OFFICERS OF THE BANK

     The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:



                              Office and Position               Held
   Name                          with the Bank                  Since


Robert E. Bull             Chairman of the Board                 1983

Robert J. Wise             Vice Chairman                         1996
                           of the Board

J. Gerald Bazewicz         President and CEO                     1987

John L. Coates             Secretary                             1995

David R. Saracino          Vice President,                       1983
                           Cashier and
                           Assistant Secretary

Leslie W. Bodle            Vice President and                    1985
                           Trust Officer

Sally A. Rishkofski        Assistant Vice President              1997



                                Bank            Number of        Age as of
                              Employee        Shares Bene-       March 10,
     Name                       Since        ficially Owned        1998

Robert E. Bull                  <F1>             206,433            75

Robert J. Wise                  <F1>             197,082            68

J. Gerald Bazewicz              1973             10,848             49

John L. Coates                  <F1>             7,029              61

David R. Saracino               1972             3,192              53

Leslie W. Bodle                 1985             3,495 <F2>         50

Sally A. Rishkofski             1964             435                58

<F1>
Messrs. Bull, Wise, and Coates are not employees of the Bank.

<2>
Includes 1,242 shares of Common Stock held individually by Mr. Bodle, 1,113 shares of Common Stock held jointly with his spouse, and 1,140 shares of Common Stock held jointly with his daughter.




                        PROPOSAL TO APPROVE AND ADOPT
                               AN AMENDMENT TO
                  ARTICLE 5 OF THE ARTICLES OF INCORPORATION
                        OF THE CORPORATION, AS AMENDED
                          TO INCREASE THE NUMBER OF
                    AUTHORIZED SHARES OF THE CORPORATION

     The Articles of Incorporation of the Corporation, as amended, currently authorize three million (3,000,000) shares of Common Stock, par value $2.00 per share. As of March 10, 1998, there were 2,933,727 shares of Common Stock issued and outstanding. The Corporation thus has only a limited number of authorized but unissued shares of Common Stock available for issuance from time to time as may be necessary in connection with future financings
, investment opportunities,
acquisitions of other companies, the declaration of stock dividends, stock splits or other distributions, or for other corporate purposes.

     Accordingly, on January 27, 1998, the Board of Directors of the Corporation approved and adopted resolutions to amend Article 5 of the Corporation's amended Articles of Incorporation to increase the number of authorized shares of Common Stock from 3,000,000 shares to 10,000,000 shares. The increase in the number of authorized shares of Common Stock requires that the shareholders approve and adopt the proposed


Proxy Statement                                                Page 13
amendment to the Corporation s amended Articles of Incorporation. A true and correct copy of the proposed amendment to Article 5 of the Corporation's amended Articles of Incorporation and the resolutions approved and adopted by the Board of Directors and as proposed to the shareholders are set forth below:


                       RESOLUTION OF BOARD OF DIRECTORS
                          FIRST KEYSTONE CORPORATION

     WHEREAS, the Board of Directors desires and finds that it is in the best interests of the Corporation and its shareholders to increase the number of authorized shares of the Corporation's Common Stock, par value $2.00 per share, from 3,000,000 shares to 10,000,000, in order to provide the Corporation with as much flexibility as possible to issue additional shares of Common Stock for proper corporate purposes, including financing, acquisitions, stock splits, stock dividends, employee incentive plans, and other similar purposes; and

     NOW, THEREFORE, BE IT RESOLVED, that in accordance with Sections 1911, 1912, 1914, 1915 and 1916 of the Business Corporation Law of 1988, as amended, the Board of Directors hereby approves and adopts the following proposed amendment to the Corporation's Articles of Incorporation, as amended, and hereby directs that the following proposed amendment to the Articles of Incorporation, as amended, of this Corporation be submitted to the shareholders of the Corporation for their approval and adoption at the 1998 Annual Meeting of Shareholders of the Corporation to be held on April 21, 1998, at 9:00 a.m., prevailing time, at 111 West Front Street, Berwick, Pennsylvania 18603 to wit:

     Article 5 of the Articles of Incorporation, as amended, of First Keystone Corporation is amended and restated to read in full and in its entirety as follows:

     The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock of the par value $2.00 per share (the "Common Stock").

     BE IT FURTHER RESOLVED, that the Board of Directors establishes and fixes Tuesday, March 10, 1998, at the close of business as the record date and time to determine those shareholders entitled to notice of and to vote at the 1998 Annual Meeting of Shareholders to be held on Tuesday, April 21, 1998;

     RESOLVED, that the Board of Directors directs and orders that the President and Secretary, or a Vice President and an Assistant Secretary, of the Corporation shall cause to be prepared proxy solicitation materials for the 1998 Annual Meeting of Shareholders to solicit proxies for approval and adoption of the aforesaid amendment by the shareholders of the Corporation and further directs and orders that said proxy solicitation materials be mailed to the shareholders of record, on March 30, 1998, or as soon as practicable thereafter; and

     BE IT FURTHER RESOLVED, that after approval and adoption of the aforesaid amendment of the Articles of Incorporation of the Corporation by the shareholders of the Corporation at the 1998 Annual Meeting of Shareholders, the President and Secretary, or a Vice President and an Assistant Secretary, of the Corporation are hereby authorized, empowered and directed to execute and file Articles of Amendment containing and amendment with the Commonwealth of Pennsylvania, Department of State, Corporation Bureau, and upon such filing said amendment shall be effective.

     Except as described in this section of the Proxy Statement, the Corporation has no present plans, understandings or arrangements for issuing the additional shares of Common Stock to be authorized by the proposed amendment. The Board of Directors believes that it is advisable to have authorization for such additional shares of Common Stock in order to enable the Corporation, as the need may arise, to take prompt advantage of market conditions and the availability of favorable opportunities for the acquisition of other companies without the delay and expense incident to the holding of a special meeting of stockholders of the Corporation. The future issuance by the Corporation of shares of Common Stock may dilute the present equity ownership position of current holders of the Common Stock. The proposed amendment is not intended to have


Page 14                                                Proxy Statement
an anti-takeover effect. The issuance, however, of any of the shares proposed to be authorized as well as currently authorized but unissued shares, may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of actions such as certain business combinations or removal of management.

     The proposed amendment, if adopted by the shareholders, would increase the number of authorized but unissued shares of Common Stock of the Corporation from 3,000,000 shares, par value $2.00 per share, to 10,000,000 shares, par value $2.00 per share. The unissued shares of Common Stock will he available for issuance at the discretion of the Board of Directors from time to time for any proper corporate purposes generally without further action of the shareholders upon the affirmative vote of a majority of the members of the Board of Directors. If the proposed amendment is adopted by the shareholders, the Board of Directors is not likely to solicit shareholder approval to issue the additional authorized shares, except to the extent that such approval may be required by law, regulation or any agreement governing the trading of the Corporation's stock.

     As a result, the Board of Directors proposes that Article 5 of the Corporation's amended Articles of Incorporation be amended and restated to read in full and in its entirety as set forth above and that the shareholders approve and adopt the following resolution:

     RESOLVED, that the proposed amendment to Article S of the amended Articles of Incorporation of the Corporation, as set forth in its entirely above, be and hereby is, approved, adopted, ratified and confirmed.

     The affirmative vote of at least a majority of the issued and outstanding shares of Common Stock of the Corporation entitled to vote at the Annual Meeting is required to approve and adopt this amendment to Article 5 of the Articles of Incorporation of the Corporation, as amended.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CORPORATION'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM THREE MILLION SHARES, PAR VALUE $2.00 PER SHARE, TO TEN MILLION SHARES, PAR VALUE $2.00 PER SHARE.


                        PROPOSAL TO APPROVE AND ADOPT
                        THE FIRST KEYSTONE CORPORATION
                          1998 STOCK INCENTIVE PLAN

     On February 10, 1998, the Board of Directors adopted the First Keystone 1998 Stock Incentive Plan (the "Plan") and reserved 100,000 shares of Common Stock for issuance under the Plan. The purpose of the Plan is to advance the development, growth and financial condition of the Corporation and its subsidiaries by providing incentives through participation in the appreciation of capital stock of the Corporation in order to secure, retain and motivate personnel responsible for the operation and management of the Corporation and its subsidiaries. The Plan is designed to attract and retain individuals of outstanding ability as employees of the Corporation and its subsidiaries, to encourage employees to acquire a proprietary interest in the Corporation, to continue their employment with the Corporation and its subsidiaries and to render superior performance during such employment.

     The Plan became effective as of the date it was adopted by the Corporation's Board of Directors, subject to the approval of the shareholders of the Corporation. Any and all options and rights awarded under the Plan before its approval by the shareholders are conditioned upon and may not be exercised before receipt of shareholder approval. If the shareholders approve the Plan, the Plan will continue in effect until all awards under the Plan either have lapsed, been exercised, satisfied or canceled according to the terms under the Plan. The shares of stock that may be issued under the Plan shall not exceed, in the aggregate, 100,000 shares of Common Stock as may be adjusted from time to time due to stock splits, payments of stock dividends, or other changes in the structure of the Corporation's capital.


Proxy Statement                                                Page 15

     The Plan will be administered by a committee consisting of two or more directors (the Committee"). Persons eligible to receive awards under the Plan are those key officers and other management employees of the Corporation and its subsidiaries as determined by the Committee.

Awards

     Awards made under the Plan may be in the form of: (i) options to purchase stock intended to qualify as incentive stock options under Sections 421 and 422 of the Code (referred to herein as "Qualified Options") and (ii) options which do not so qualify (referred to herein as "Non-Qualified Options").

     Generally, awards may be exercised in whole or in part. Funds received by the Corporation from the exercise of any award shall be used for its general corporate purposes. The Committee may permit an acceleration of previously established exercise terms of any award as, when, under such facts and circumstances, and subject to such other or further requirements and conditions as the Committee may deem necessary or appropriate, including, but not limited to upon a change of control of the Corporation (as defined in the Plan).

Qualified Options

     Qualified Options may not be awarded under the Plan more than ten
(10) years after the earlier of the date the Plan is adopted by the Board of Directors or the date on which the Plan is approved by the shareholders are only exercisable upon the expiration of six months after the date of the award and may not continue beyond the expiration often (10) years beyond the date of the award. The purchase price of the stock subject to any Qualified Option, as determined by the Committee, may not be less than the stock's fair market value (as defined in the Plan) at the time the option is awarded or less than its par value. If the recipient of a Qualified Option ceases to be employed by the Corporation, or subsidiary thereof, the Committee may permit the recipient to exercise such option during its remaining term for a period of not more than three (3) months. This period may be extended to a 12 month period if such employment cessation was due to the recipient's disability, as defined in the Plan. If the recipient ceases to be employed by the Corporation, or subsidiary thereof, due to his or her death, the committee may permit the recipient's qualified personal representatives, or any persons who acquire the options pursuant to his or her will or the laws of descent and distribution, to exercise such option during its remaining term for a period not to exceed 12 months after the recipient's death to the extent that the option was then and remains exercisable. Qualified Options are not transferrable except by will or by the laws of descent and distribution.

Non-Qualified Options

     Similar to Qualified Options, Non-Qualified Options are only exercisable upon the expiration of six (6) months after the date of the award and shall not continue beyond the expiration of ten (10) years beyond the date of the award. If a recipient of a Non-Qualified Option ceases to be eligible under the Plan before the option lapses or before it is fully exercised, the Committee may permit the recipient to exercise the option during its remaining term, to the extent that the option was then and remains exercisable, for such time period and under such terms and conditions as may be prescribed by the Committee. The purchase price of a share of stock pursuant to a Non-Qualified Option, as determined by the Committee, shall not be less than the stock's par value (as defined in the Plan) at the time such option is awarded. Except as otherwise provided by the Committee, Non-Qualified Stock Options are not transferable except as designated by the participant by will and the laws of descent and distribution.

Federal Tax Consequences

     An employee who receives Qualified Options will not recognize taxable income on the grant or the exercise of the option. If the stock acquired by the exercise of a Qualified Option is held until the later of: (i) two (2) years from the date of the grant; and (ii) one
(1) year from the date of exercise, any gain (or loss) recognized on the sale or exchange of the stock will he treated as long-term capital gain (or loss), and the


Page 16                                                Proxy Statement

Corporation will not be entitled to any income tax deduction. If stock acquired on exercise of a Qualified Option is sold or exchanged before the expiration of the required holding period, the employee will recognize ordinary income in the year of disposition in an amount equal to the difference between the option price and the lesser of the fair market value of the stock on the date of exercise, or the setting price. In the event of a disqualifying disposition, the Corporation will be entitled to an income tax deduction in the year of such disposition in an amount equal to the amount of ordinary income recognized by the employee.

     An employee who receives a Non-Qualified Option will not recognize taxable income on the grant of the option, however, upon exercise, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date that the option is exercised over the purchase price paid for the stock. The Corporation will be entitled to an income tax deduction in the year of exercise in an amount equal the amount of income recognized by the employee.

     The foregoing tax discussion is intended as a summary only, and the federal income tax consequences to any person who participates in the Plan and to the Corporation may vary from those described above depending upon individual actions and circumstances.

     As of February 10, 1998, four (4) executive officers were eligible to participate in the Plan. The size and type of awards are generally to be determined by the Committee in its discretion. Such future grants are not presently determinable, and it is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups for 1998.

     The following table sets forth the benefits that would have been granted under the Plan had it been in effect during 1997. The table assumes that the grants would have been made on December 31, 1997. On that date, the approximate fair market value of the Corporation's Common Stock was $55,985,290. Currently, the Corporation has definitive plans to issue any benefits under the Plan.


                                           New Plan Benefits
Name and Position               Dollar Value ($)      Number of Units
J. Gerald Bazewicz, CEO              114,500                2,000
Executive Group                      171,750                3,000
Non-Executive Director
   Group                             0                      0
Non-Executive Officer                114,500                2,000
Employee Group                       11,450                 200


     The foregoing discussion of the Plan consists of only a summary and is qualified in its entirety by reference to the full text of the Plan attached as Exhibit "A" to this Proxy Statement. Exhibit "A" is deemed to be an integral part of this Proxy Statement and incorporated in its entirety by reference.

     The Board of Directors recommends a vote FOR the following resolution which will be presented at the Annual Meeting:

     RESOLVED, that the First Keystone Corporation 1998 Stock
Incentive Plan, the text of which is set forth in full and in its entirety in the Proxy Statement for the 1998 Annual Meeting of Shareholders as Exhibit "A" is hereby approved, adopted, ratified and confirmed by the shareholders of the Corporation.

     The approval and adoption of the Plan requires the affirmative vote of a majority of all votes cast by all shareholders entitled to vote thereon. Proxies solicited by the Board of Directors will be voted for the foregoing resolution unless shareholders specify to the contrary on their proxies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION
APPROVING AND ADOPTING THE FIRST KEYSTONE CORPORATION 1998 STOCK
INCENTIVE PLAN.


Proxy Statement                                                Page 17

                     RATIFICATION OF INDEPENDENT AUDITORS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of J. H. Williams & Co. as the Corporation's independent auditors for its 1998 fiscal year. The Corporation has been advised by J. H. Williams & Co. that none of its members has any financial interest in the Corporation. Ratification of J. H. Williams & Co. will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. J. H. Williams & Co. served as the Corporation's independent auditors for the 1997 fiscal year, assisted the Corporation and the Bank with preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Corporation's and the Bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the auditors and after the conclusion by the Corporation's and the Bank's Board of Directors that there was no effect on the independence of the auditors.

     In the event that the shareholders do not ratify the selection of
J. H. Williams & Co. as the Corporation's independent auditors for the 1998 fiscal year, another accounting firm may be chosen to provide independent audit services for the 1998 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of J. H. Williams & Co. as the independent auditors for the Corporation for the year ending December 31, 1998.


                                ANNUAL REPORT

     A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1997 is enclosed with this Proxy Statement. A representative of J. H. Williams & Co., the accounting firm which examined the financial statements in the Annual Report, will attend the meeting. The representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions concerning the Annual Report presented by shareholders at the Annual Meeting.


                            SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange
Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 1999 Annual Meeting of
Shareholders must deliver such proposal in writing to the President of First Keystone Corporation at its principal executive offices, 111 West Front Street, Berwick, Pennsylvania, 18603, not later than
Monday, November 23, 1998.


                                OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.


Page 18                                                Proxy Statement

                            ADDITIONAL INFORMATION

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE
CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES
THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM DAVID R.
SARACINO, TREASURER, FIRST KEYSTONE CORPORATION, 111 WEST FRONT
STREET, BERWICK, PENNSYLVANIA 18603.


Proxy Statement                                                Page 19

                                                            EXHIBIT A



                          FIRST KEYSTONE CORPORATION
                          1998 STOCK INCENTIVE PLAN


1. Purpose. The purpose of this Stock Incentive Plan (the "Plan") is to advance the development, growth and financial condition of First Keystone Corporation (the "Corporation") and each subsidiary thereof, as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), by providing incentives through participation in the appreciation of the common stock of the Corporation to secure, retain and motivate personnel who may be responsible for the operation and for management of the affairs of the Corporation and any subsidiary now or hereafter existing ("Subsidiary").

2. Term. The Plan shall become effective as of the date it is adopted by the Corporation's Board of Directors (the "Board"), and shall be presented for approval at the next meeting of the Corporation's shareholders. Any and all options and rights awarded under the Plan (the "Awards") before it is approved by the Corporation's shareholders shall be conditioned upon and may not be exercised before receipt of shareholder approval, and shall lapse upon failure to receive such approval. If the Plan is approved, it shall continue in effect until all Awards either have lapsed or been exercised, satisfied or canceled according to their terms under the Plan.

3. Stock. Shares of the Corporation s common stock, par value $2.00 per share (the "Stock"), that may be issued under the Plan shall not exceed, in the aggregate, 100,000 shares, as may be adjusted pursuant to paragraph 16 hereof. Shares may be either authorized and unissued shares, or authorized shares, issued by and subsequently reacquired by the Corporation as treasury stock. Under no circumstances shall any fractional shares be awarded under the Plan. Except as may be otherwise provided in the Plan, any Stock subject to an Award that, for any reason, lapses or terminates prior to exercise, shall again become available for grant under the Plan. While the Plan is in effect, the Corporation shall reserve and keep available the number of shares of Stock needed to satisfy the requirements of the Plan. The Corporation shall apply for any requisite governmental authority to issue shares under the Plan. The Corporation's failure to obtain any such governmental authority, deemed necessary by the Corporation's legal counsel for the lawful issuance and sale of Stock under the Plan, shall relieve the Corporation of any duty, or liability for the failure to issue or sell the Stock.

4. Administration. The ability to control and manage the operation and administration of the Plan shall be vested in the Board or in a committee of two or more members of the Board, selected by the Board (the Committee ). The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make any and all determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by the Committee under the Plan is final and binding.

       The Committee shall be responsible and shall have full, absolute and final power of authority to determine what, to whom, when and under what facts and circumstances Awards shall be made, and the form, number, terms, conditions and duration thereof, including but not limited to when exercisable, the number of shares of Stock subject thereto, and the stock option exercise prices. The Committee shall make all other determinations and decisions, take all actions and do all things necessary or appropriate in and for the administration of the Plan. No member of the Committee or of the Board shall be liable for any decision, determination or action made or taken in good faith by such person under or with respect to the Plan or its administration.


Page 20                                                Proxy Statement

5. Awards. Awards may be made under the Plan in the form of: (a) "Qualified Options" to purchase Stock, which are intended to qualify for certain tax treatment as incentive stock options under Sections 421 and 422 of the Code, or (b) "Non-Qualified Options" to purchase Stock, which are not intended to qualify under Sections 421 through 424 of the Code. More than one Award may be granted to an eligible person, and the grant of any Award shall not prohibit the grant another Award, either to the same person or otherwise, or impose any obligation to exercise on the participant. All Awards and the terms and conditions thereof shall be set forth in written agreements, in such form and content as approved by the Committee from time to time, and shall be subject to the provisions of the Plan whether or not contained in such agreements. Multiple Awards for a particular person may be set forth in a single written agreement or in multiple agreements, as determined by the Committee, but in all cases each agreement for one or more Awards shall identify each of the Awards thereby represented as a Qualified Option or Non-Qualified Option, as the case may be.

6. Eligibility. Persons eligible to receive Awards shall be those key officers and other employees of the Corporation and each Subsidiary, as determined by the Committee. A person's eligibility to receive an Award shall not confer upon him or her
       any right to receive an Award.   Except as otherwise provided, a
       person's eligibility to receive, or actual receipt of an Award under the Plan shall not limit or affect his or her benefits under or eligibility to participate in any other incentive or benefit plan or program of the Corporation or of its affiliates.

7. Qualified Options. In addition to other applicable provisions of the Plan, all Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

     (a) No Qualified Option shall be awarded more than ten (10) years after the date the Plan is adopted by the Board or the date the Plan is approved by the Corporation's shareholders, whichever is earlier;

     (b) The time period during which any Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Qualified Option is awarded;

     (c) If a participant, who was awarded a Qualified Option, ceases to be employed by the Corporation or any Subsidiary for any reason other than his or her death, the Committee may permit the participant thereafter to exercise the option during its remaining term for a period of not more than three (3) months after cessation of employment to the extent that the Qualified Option was then and remains exercisable, unless such employment cessation was due to the participant's disability, as defined in Section 22(e)(3) of the Code, in which case the three (3) month period shall be twelve (12) months; if the participant dies while employed by the Corporation or a Subsidiary, the Committee may permit the participant's qualified personal representatives, or any persons who acquire the Qualified Option pursuant to his or her Will or laws of descent and distribution, to exercise the Qualified Option during its remaining term for a period of not more than twelve (12) months after the participant's death to the extent that the Qualified Option was then and remains exercisable; the Committee may impose terms and conditions upon and for the exercise of a Qualified Option after the cessation of the participant's employment or his or her death;

     (d) The purchase price of Stock subject to any Qualified Option shall not be less than the Stock's fair market value at the time the Qualified Option is awarded or less than the Stock's par value; and

     (e) Qualified Options may not be sold, transferred or assigned by the participant except by will or the laws of descent and distribution.


Proxy Statement                                                Page 21

8. Non-Qualified Options. In addition to other applicable provisions of the Plan, all Non-Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

     (a) The time period during which any Non-Qualified Option is exercisable shall not commence before the expiration of six
            (6) months or continue beyond the expiration of ten (10) years after the date the Non-Qualified Option is awarded;

     (b) If a participant, who was awarded a Non-Qualified Option, ceases to be eligible under the Plan, before lapse or full exercise of the option, the Committee may permit the participant to exercise the option during its remaining term, to the extent that the option was then and remains exercisable, or for such time period and under such terms and conditions as may be prescribed by the Committee;

     (c) The purchase price of a share of Stock subject to any Non-Qualified Option shall not be less than the Stock's par value; and

     (d)    Except as otherwise provided by the Committee, Non-
            Qualified Stock Options granted under the Plan are not transferable except as designated by the participant by Will and the laws of descent and distribution.

9. Exercise. Except as otherwise provided in the Plan, Awards may be exercised in whole or in part by giving written notice thereof to the Secretary of the Corporation, or his or her designee, identifying the Award to be exercised, the number of shares of Stock with respect thereto, and other information pertinent to exercise of the Award. The purchase price of the shares of Stock with respect to which an Award is exercised shall be paid with the written notice of exercise, either in cash or in Stock at its then current fair market value, or it any combination thereof, as the Committee shall determine.
       Funds received by the Corporation from the exercise of any Award shall be used for its general corporate purposes.

       The Committee may permit an acceleration of previously established exercise terms of any Awards as, when, under such facts and circumstances, and subject to such other or further requirements and conditions as the Committee may deem necessary or appropriate. In addition:

     (a) if the Corporation or its shareholders execute an agreement to dispose of all or substantially all of the Corporation's assets or stock by means of sale, merger, consolidation, reorganization, liquidation or otherwise, as a result of which the Corporation's shareholders, immediately before the transaction, will not own at least fifty percent (50%) of the total combined voting power of all classes of voting stock of the surviving entity (be it the Corporation or otherwise) immediately after the consummation of the transaction, then any and all outstanding Awards shall immediately become and remain exercisable or, if the transaction is not consummated, until the agreement relating to the transaction expires or is terminated, in which case, all Awards shall be treated as if the agreement was never executed;

     (b) if there is an actual, attempted or threatened change in the ownership of at least twenty-five percent (25%) of all classes of voting stock of the Corporation through the acquisition of, or an offer to acquire such percentage of the Corporation's voting stock by any person or entity, or persons or entities acting in concert or as a group, and the acquisition or offer has not been duly approved by the Board; or


Page 22                                                Proxy Statement

     (c) if during any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, (unless the election of each director of the Board, who was not a director of the Board at the beginning of such period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) thereupon any and all Awards immediately shall become and remain exercisable.

10. Withholding. When a participant exercises a stock option awarded under the Plan, the Corporation, in its discretion and as required by law, may require the participant to remit to the Corporation an amount sufficient to satisfy fully any federal, state and other jurisdictions' income and other tax withholding requirements prior to the delivery of any certificates for shares of Stock.

11. Value. Where used in the Plan, the "fair market value" of Stock or any options or rights with respect thereto, including Awards, shall mean and be determined by (a) the average of the highest and lowest reported sales prices thereof on the principal established domestic securities exchange on which listed, and if not listed, then (b) the average of the dealer "bid" and "ask" prices thereof on the New York over-the-counter market, as reported by the National Association of Securities Dealers, Inc., in either case as of the specified or otherwise required or relevant time, or if not traded as of such specified, required or relevant time, then based upon such reported sales or "bid" and "ask" prices before and/or after such time in accordance with pertinent provisions of and principles under the Code and the regulations promulgated thereunder.

12. Amendment. To the extent permitted by applicable law, the Board may amend, suspend, or terminate the Plan at any time. The amendment or termination of this Plan shall not, without the consent of the participants, alter or impair any rights or obligations under any Award previously granted hereunder.

       From time to time, the Committee may rescind, revise and add to any of the terms, conditions and provisions of the Plan or of an Award as necessary or appropriate to have the Plan and any Awards be or remain qualified and in compliance with all applicable laws, rules and regulations, and the Committee may delete, omit or waive any of the terms conditions or provisions that are no longer required by reason of changes of applicable laws, rules or regulations, but not limited to, the provisions of Sections 421 and 422 of the Code, Section 16 of the Securities Exchange Act of 1934, as amended, (the 1934 Act ) and Rule 16b-3 promulgated by the Securities and Exchange
  Commission. Without limiting the generality of the preceding sentence, each Qualified Option shall be subject to such other and additional terms, conditions and provisions as the Committee may deem necessary or appropriate in order to qualify as a Qualified Option under Section 422 of the Code, including, but not limited to, the following provisions:

     (a) At the time a Qualified Option is awarded, the aggregate fair market value of the Stock subject thereto and of any Stock or other capital stock with respect to which incentive stock options qualifying under Sections 421 and 422 of the Code are exercisable for the first time by the participant during any calendar year under the Plan and any other plans of the Corporation or its affiliates, shall not exceed $100,000.00; and

     (b) No Qualified Option, shall be awarded to any person if, at the time of the Award, the person owns shares of the stock of the Corporation possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or its affiliates, unless, at the time the Qualified Option is awarded, the exercise price of the Qualified Option is at least one hundred and ten percent (110%) of the fair market value of the Stock on the date of grant and the option, by its terms, is not exercisable after the expiration of five (5) years from the date it is awarded.


Proxy Statement                                                Page 23

13. Continued Employment. Nothing in the Plan or any Award shall confer upon any participant or other persons any right to continue in the employ of, or maintain any particular relationship with, the Corporation or its affiliates, or limit or affect any rights, powers or privileges that the Corporation or its affiliates may have to supervise, discipline and terminate the participant. However, the Committee may require, as a condition of making and/or exercising any Award, that a participant agree to, and in fact provide services, either as an employee or in another capacity, to or for the Corporation or any Subsidiary for such time period as the Committee may prescribe. The immediately preceding sentence shall not apply to any Qualified Option, to the extent such application would result in disqualification of the option under Sections 421 and 422 of the Code.

14. General Restrictions. If the Committee or Board determines that it is necessary or desirable to: (a) list, register or qualify the Stock subject to the Award, or the Award itself, upon any securities exchange or under any federal or state securities or other laws, (b) obtain the approval of any governmental authority, or (c) enter into an agreement with the participant with respect to disposition of any Stock (including, without limitation, an agreement that, at the time of the participant's exercise of the Award, any Stock thereby acquired is and will be acquired solely for investment purposes and without any intention to sell or distribute the Stock), then such Award shall not be consummated in whole or in part unless the listing, registration, qualification, approval or agreement, as the case may be, shall have been appropriately effected or obtained to the satisfaction of the Committee and legal counsel for the Corporation.

15. Rights. Except as otherwise provided in the Plan, participants shall have no rights as a holder of the Stock unless and until one or more certificates for the shares of Stock are issued and delivered to the participant.

16. Adjustments. In the event that the shares of common stock of the Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of common stock or other securities of the Corporation or of other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of common stock shall be increased through the payment of a stock dividend, stock split or similar transaction, then, there shall be substituted for or added to each share of common stock of the Corporation that was theretofore appropriated, or which thereafter may become subject to an option under the Plan, the number and kind of shares of common stock or other securities into which each outstanding share of the common stock of the Corporation shall be so changed or for which each such share shall be exchanged or to which each
       such shares shall be entitled, as the case may be.   Each
       outstanding Award shall be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

       If there shall be any other change in the number or kind of the outstanding shares of the common stock of the Corporation, or of any common stock or other securities in which such common stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award that was theretofore granted or that may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

       The grant of an Award under the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

       Fractional shares resulting from any adjustment in Awards pursuant to this paragraph 16 may be settled as a majority of the disinterested members of the Board of Directors or of the Committee, as the case may be, shall determine.


Page 24                                                Proxy Statement

       To the extent that the foregoing adjustments relate to common stock or securities of the Corporation, such adjustments shall be made by a majority of the members of the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of an Award that is so adjusted.

17. Forfeiture. Notwithstanding anything to the contrary in this Plan, if the Committee finds, after full consideration of the facts presented on behalf of the Corporation and the involved participant, that he or she has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of his or her employment by the Corporation or by any Subsidiary and such action has damaged the Corporation or the Subsidiary, as the case may be, or that the participant has disclosed trade secrets of the Corporation or its affiliates, the participant shall forfeit all rights under and to all unexercised Awards, and under and to all exercised Awards under which the Corporation has not yet delivered payment or certificates for shares of Stock (as the case may be), all of which Awards and rights shall be automatically canceled. The decision of the Committee as to the cause of the participant's discharge from employment with the Corporation or any Subsidiary and the damage thereby suffered shall be final for purposes of the Plan, but shall not affect the finality of the participant's discharge by the Corporation or Subsidiary for any other purposes. The preceding provisions of this paragraph shall not apply to any Qualified Option to the extent such application would result in disqualification of the option as an incentive stock option under Sections 421 and 422 of the Code.

18. Indemnification. In and with respect to the administration of the Plan, the Corporation shall indemnify each member of the Committee and/or of the Board, each of whom shall be entitled, without further action on his or her part, to indemnification from the Corporation for all damages, losses, judgments, settlement amounts, punitive damages, excise taxes, fines, penalties, costs and expenses (including without limitation attorneys' fees and disbursements) incurred by the member in connection with any threatened, pending or completed action, suit or other proceedings of any nature, whether civil, administrative, investigative or criminal, whether formal or informal, and whether by or in the right or name of the Corporation, any class of its security holders, or otherwise, in which the member may be or may have been involved, as a party or otherwise, by reason of his or her being or having been a member of the Committee and/or of the Board, whether or not he or she continues to be a member of the Committee or of the Board. The provisions, protection and benefits of this paragraph shall apply and exist to the fullest extent permitted by applicable law to and for the benefit of all present and future members of the Committee and/or of the Board and their respective heirs, personal and legal representatives, successors and assigns, in addition to all other rights that they may have as a matter of law, by contract, or otherwise, except (a) to the extent there is entitlement to insurance proceeds under insurance coverages provided by the Corporation on account of the same matter or proceeding for which indemnification hereunder is claimed, or
       (b) to the extent there is entitlement to indemnification from the Corporation, other than under this paragraph, on account of the same matter or proceeding for which indemnification hereunder is claimed.

19. Miscellaneous. (a) Any reference contained in this Plan to particular section or provision of law, rule or regulation, including but not limited to the Code and the 1934 Act, shall include any subsequently enacted or promulgated section or provision of law, rule or regulation, as the case may be. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor rule that may be promulgated by the Securities and Exchange Commission, and to the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by applicable law and deemed advisable by the Committee.


Proxy Statement                                                Page 25

     (b) Where used in this Plan: the plural shall include the singular, and unless the context otherwise clearly requires, the singular shall include the plural; and the term "affiliates" shall mean each and every Subsidiary and any parent of the Corporation.

     (c) The captions of the numbered paragraphs contained in this Plan are for convenience only, and shall not limit or affect the meaning, interpretation or construction of any of the provisions of the Plan.


Page 26                                                Proxy Statement

                          FIRST KEYSTONE CORPORATION

                                    PROXY

         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Paul Klinger and William Selden, Jr. and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of First Keystone Corporation (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the main office of The First National Bank of Berwick, 111 West Front Street, Berwick, Pennsylvania 18603 on Tuesday, April 21, 1998, at 9:00 a.m., prevailing time, and at any adjournment or postponement thereof as follows:

1.  ELECTION OF CLASS B DIRECTORS TO SERVE FOR A THREE-YEAR TERM

      John Arndt           J. Gerald Bazewicz            Robert E. Bull

  [  ]  FOR all nominees listed           [  ]  WITHHOLD AUTHORITY
        above (except as marked                 to vote for all
        to the contrary below)                  nominees listed above

   (INSTRUCTION:  TO WITHHOLD AUTHORITY FROM THE PROXYHOLDERS TO
   VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME FOR
   WHOM YOU DO NOT WISH THE PROXYHOLDERS TO VOTE FOR ON THE SPACE
   PROVIDED BELOW.)

      __________________________________________________________________



2. PROPOSAL #1:  PROPOSAL TO AMEND ARTICLE 5 OF THE ARTICLES OF
   INCORPORATION TO INCREASE THE NUMBER AUTHORIZED SHARES OF COMMON STOCK FROM THREE MILLION TO TEN MILLION SHARES.

        [  ] FOR               [  ] AGAINST               [  ] ABSTAIN


   The Board of Directors recommends a vote FOR this proposal.



3. PROPOSAL #2: PROPOSAL TO APPROVE THE FIRST KEYSTONE CORPORATION 1998 STOCK INCENTIVE PLAN.

        [  ] FOR               [  ] AGAINST               [  ] ABSTAIN


   The Board of Directors recommends a vote FOR this proposal.



4. PROPOSAL #3: PROPOSAL TO RATIFY THE SELECTION OF J. H. WILLIAMS & CO. AS THE INDEPENDENT AUDITORS FOR THE CORPORATION FOR THE
   YEAR ENDING DECEMBER 31, 1998.

        [  ] FOR               [  ] AGAINST               [  ] ABSTAIN


   The Board of Directors recommends a vote FOR this proposal.



5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3.


                                    __________________________, 1998

Number of Shares Held of            ________________________________
Record on March 10, 1998:
                                    ________________________________

                                    ________________________________
                                    Signature(s)              (Seal)



THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE CORPORATION IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.